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Reconciliation of income from continuing operations to EBITDA:

	For the Quarter Ended

	March 29, 2003	March 30, 2002

	in thousands

Income from continuing operations	$986	$29,353
Interest expense, net	3,756	6,329
Provision for income taxes	658	19,576
Depreciation and amortization other intangibles	1,759	2,093
Gain on repurchase of Series D Senior Notes	—	(49,965)

EBITDA	$7,159	$7,386

EBITDA includes earnings from continuing operations before interest, taxes, depreciation and amortization and gain on repurchase of Series D Senior Notes and should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles.